Exhibit 3.1

AMENDMENT NO. 4 TO

FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP OF

AMERICAN MIDSTREAM PARTNERS, LP

This Amendment No. 4 (this “Amendment”) to the Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP (the “Partnership”), dated as of April 25, 2016, as amended by Amendment No. 1 to the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 1, 2016, as amended by Amendment No. 2 to the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 31, 2016, as amended by Amendment No. 3 to the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 8, 2016 (as so amended, the “Partnership Agreement”), is hereby adopted effective as of May 25, 2017 by American Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership, pursuant to the authority granted to it in Section 13.1 of the Partnership Agreement. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, Section 13.1(d) of the Partnership Agreement provides, in part, that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect in any material respect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests; and

WHEREAS, the Board of Directors of the General Partner has determined that the standards specified in Section 13.1(d) are satisfied with respect to the amendments to the Partnership Agreement to be made by this Amendment; and

WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment in order to (i) amend the definition of “Interim Capital Transactions” in the Partnership Agreement as set forth herein, and (ii) provide for such other matters as are provided herein.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

A.	Amendment. The Partnership Agreement is hereby amended as follows:

a.	Section 1.1 is hereby amended to amend and restate the following definition in its entirety:

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member; (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal asset retirements or replacements; (d) the termination of Commodity Hedge Contracts or Interest Rate Hedge Contracts prior to the respective specified termination dates; (e) capital contributions received by a Group Member or, in the case of capital contributions received by a Person that is not a Subsidiary of the Partnership, capital contributions received from the owner(s) or members of such Person that is not a Group Member (other than capital contributions received by a Group Member pursuant to the Distribution Support and Expense Reimbursement Agreement by and among the Partnership, the General Partner and Magnolia Infrastructure Holdings, LLC dated as of October 23, 2016 or in connection with the reimbursement of expenses or integration costs relating to the Partnership’s acquisition of JPE); or (f) corporate reorganizations or restructurings.

B.	Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain unchanged and unmodified and in full force and effect.

C.	Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws that would apply the laws of any other state.

D.	Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

E.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be any original, but such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of May 25, 2017.

American Midstream Partners, LP

By:	American Midstream GP, LLC, its General Partner

By:	/s/ Eric T. Kalamaras
Name:	Eric T. Kalamaras
Title:	Senior Vice President and Chief Financial Officer

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